As Filed with the Securities and Exchange Commission on January 16, 2007 File No. 333-132796

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 5)
TECHNOLOGY RESOURCES, INC.
(Name of small business issuer in its charter)
Florida	7361	59-3364116
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3066 Landmark Blvd. No. 1305

Palm Harbor, Florida 34684

(727) 781-3656

(Address and telephone number of principal executive offices and principal place of business)

William S. Lee

3066 Landmark Blvd. No. 1305

Palm Harbor, Florida 34684

(727) 781-3656

(Name, address and telephone number of agent for service)

Copies to:

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, S. Pasadena, FL 33707

Telephone 941-723-7564 Facsimile: 941-531-4935

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

i

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Offering Price Per Unit	Proposed Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $0.001 (2)	1,024,000	$1.00	$1,024,000.00	$109.57
Total	1,024,000	$1.00	$1,024,000.00	$109.57
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) 1,024,000 shares of common stock relate to the Resale Offering by thirty-eight (38) selling security holders. This includes 704,000 shares beneficially owned by our current officers, directors and affiliated persons.

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated January 16, 2007

TECHNOLOGY RESOURCES, INC.
The Securities Being Offered by Technology Resources, Inc. Are Shares of Common Stock
Shares offered by Security Holders:	No Minimum - 1,024,000 Maximum

We are registering 1,024,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. The shares are being registered to permit the resale of the shares owned by the selling security holders named in this prospectus. The number of shares of Technology Resources, Inc. common stock being registered by selling security holders represents 100% of our currently issued and outstanding share capital.

There is no public market for Technology Resources, Inc.’s common stock. It is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”) subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock at the fixed price of $1.00 per share on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at the stipulated price of $1.00 per share; and (ix) a combination of any such methods of sale.

This prospectus relates to 1,024,000 shares of our common stock which are owned as of September 30, 2006 and being registered and offered in the Resale Offering. The shares of common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending no later than nine months after the date the accompanying registration statement has been declared effective by the SEC, and the actual number of shares sold will vary depending upon the future decisions of the selling security holders. The security holders who are named in this prospectus under the caption "Selling Security Holders" must offer and sell their shares at the fixed price of $1.00 per share. The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer.

We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, Associated Persons of an Issuer Deemed Not to be Brokers.

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price. This prospectus relates to an offering of 1,024,000 shares of common stock of Technology Resources, Inc. which shall be offered for sale for a period of nine months.   We will not receive any funds from this offering although we are paying the costs of this registration.

Our offering will commence on the date of this prospectus and will continue until the earlier of nine months, or the date on which we otherwise terminate the offering prior to the expiration of nine months.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 9 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public in Resale Offering	$1.00	$1,024,000.00
Underwriting Discounts and Commissions	-0-	-0-
Proceeds to Technology Resources, Inc.	-0-	-0-

The date of this prospectus is January 16, 2007

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
RISK FACTORS	2
Risks Related To the Company.	2
(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Our Planned Expansion of Operations	2
(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Lack of Managing a Large Placement Firm	2
(3) We Have Generated Profits And Losses Since Inception But We May Never Generate Substantial Revenues or Be Profitable in the Future.	2
(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships We Believe Are Necessary to Our Success	2
(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits	2
(6) There Relationships Within the Personnel Placement Industry That must Be Developed, and Any Interruption in These Relationships Could Have a Significant Effect on Our Ability to Compete Effectively	3
(7) We Are Dependent On A Key Person Who Has Had Health Issues In The Past: Losing Such Key Person Due To Illness Or Incapacity Could Mean Losing The Ability To Develop New Business Relationships We Believe Are Necessary To Our Success.	3
Risks Related To the Offering.	3
(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer	3
(9) It May Be Difficult to Effect a Change in Control of Technology Resources, Inc. Without Current Management Consent. Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So	3
(10) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop	3
(11) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Services Decrease	4
(12) Our Revenues Will Be Greatly Affected by the Demand in the Technology Job Market	4
(13) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price	4
(14) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment	4
(15) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering	4
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	5
DETERMINATION OF OFFERING PRICE	5
DILUTION	5
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	5
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK	6
SELLING SECURITY HOLDERS	7
PLAN OF DISTRIBUTION	8
Resale Offering	8
DESCRIPTION OF BUSINESS	9
Business Development	9
Our Business	11
Reports to Security Holders	14
LEGAL PROCEEDINGS	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	14
Our Business	15
Results of Operations	17

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Technology Resources, Inc. ("TRI" “the Company” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.  All of the figures presented in our selected financial data and in our financial statements reflect net revenue.

The Corporation
Our Business:

We provide employee placement services nationally and internationally with our immediate market in the Tampa Bay region. In conjunction with our current Tampa Bay operation, we have developed a website presence to allow us to be competitive nationally. Our website address is www.technologyresourcesinc.com. Permanent employment staffing, technical and functional, is our emphasis, however, temporary staff augmentation is an ancillary revenue. Accordingly, we have developed a range of services to offer in the consulting industry. These include a full range of business services typically found in small to large executive placement firms such as interviewing candidates, performing reference checks, and developing candidate interviewing techniques. We believe the development of these services allows us to deliver the right candidate for the right position to companies in business today.

Our State of Organization:

We were incorporated in Florida on March 1, 1996, as Integrated Marketing Technology, Inc. Our name was changed to Technology Resources, Inc., on January 1, 1997. Our principal executive offices are located at 3066 Landmark Blvd. No. 1305, Palm Harbor, Florida 34684. Our phone number is (727) 781-3656.

The Offering
Number of Shares Being Offered:

The selling security holders may sell up to 1,024,000 shares of common stock at $1.00 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding After the Offering:	1,024,000 shares of our common stock are issued and outstanding. We have no other securities issued.
Selected Financial Data
	For the Period Ended September 30, 2006 (Unaudited)	For the Period Ended September 30, 2005 (Unaudited))
Balance Sheet
Total Assets	$3,376
Total Liabilities	$57,261
Stockholders Equity	($53,885)

Statement of Operations
Revenue	$1,265	$34,160
Total Expense	$13,708	$7,609
Net Income	($12,443)	$22,568

	As of December 31, 2005 (Audited)	As of December 31, 2004 (Audited)
Balance Sheet
Total Assets	$ 64,747	$ 42,018
Total Liabilities	$ 43,243	$ 38,072
Stockholders Equity	$ 21,503	$ 3,946

Statement of Operations
Revenue	$ 34,160	$ 35,850.
Total Expense	$ 16,603	$ 16,653
Net Income	$ 17,557	$ 19,197

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Our Planned Expansion of Operations.

We must raise additional capital to expand operations. Our current working capital consisting of our total current assets of $2,429.94 will not be sufficient to sustain our current operations. We will not be able to fund our planned expansion on our current assets and revenues. Currently we are utilizing $2,600-$2,700 per month for our cash. The President of our Company, William Lee, provides any funds necessary to fulfill our needs in the event additional capital is needed and will continue to do so until adequate funding is obtained. We have no written agreements with Mr. Lee to provide additional funds. While our operations follow a sound financial program, there is the risk that we may not be able to increase revenue and income due to an inability to generate additional clients or should we have a higher than expected cost of operations.

(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Lack of Managing a Large Placement Firm.

On December 31, 2005, we completed nine years of operations. While we were successful as a small recruiting and placement firm, we lack experience in operating as a large placement firm. We can provide no assurance that we will successfully obtain a significant market share by growing our firm. There is a risk that our lack of experience at managing a larger business can lead to a lack of value to any investment in our Company.

(3) We Have Generated Profits and Losses Since Inception But We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since our operations beginning the year 1996, we have generated both profits and losses. We can provide no assurances, however, that our growth of operations will generate substantial revenues or be profitable in the future. Our prior experience has demonstrated the difficulty of a small firm generating revenues and profits and there is a high degree of risk to investors that this may continue even if we are successful at raising funds.

(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships We Believe Are Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, William Lee. There is no assurance that Mr. Lee will remain with the corporation due to the lack of an employment contract with Mr. Lee. If we lose our key person, our business may suffer. We depend substantially on the continued services and performance of Mr. Lee and, in particular, his nine years of contacts and relationships within the placement industry and the companies we have done work for.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for personnel placement services is intensely competitive. While we have extensive experience in operating as a small firm, we have no experience in operating a large placement firm. Our experience to date has shown the difficulty of penetrating the Tampa Bay area for market share. Gaining customers will be difficult due to our competitors’ sizes and resources. Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. We face competition from competing companies in the same market that have greater financial, marketing, and distribution resources than we have. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future as a larger firm.

(6) There Are Relationships Within the Personnel Placement Industry That must Be Developed, and Any Interruption in These Relationships Could Have a Significant Effect on Our Ability to Compete Effectively.

Our president, William Lee, has operated our Company since inception. His contacts in the personnel placement industry are necessary to our future success; we are targeting the same business segment of the market as we did previously but on the basis of operating a larger firm. We are reliant upon his contacts for future clients. Should he fail to maintain these relationships or if there is any disruption in these business relationships, we would have difficulty generating new contacts and thereby, difficulty competing effectively. It is his strong personal relationships with customers that must be maintained or the risk of loss of business is great and investors could lose all or part of their investment.

(7) We Are Dependent On A Key Person Who Has Had Health Issues In The Past: Losing Such Key Person Due To Illness Or Incapacity Could Mean Losing The Ability To Develop New Business Relationships We Believe Are Necessary To Our Success.

Our success will depend to a great extent on the continued service of our President/Director, William Lee.  Mr. Lee has had medical issues during the last two (2) years.  However, he has recovered and is performing at his full capacity.  Nonetheless, we are reliant upon his business contacts for future clients.  Should he be unable to maintain these relationships or if there is any disruption in these business relationships due to his becoming ill or incapacitated, we would have difficulty generating new contacts and thereby, difficulty competing effectively.  Thus, should some unforeseen condition affect his performance, our operations could be adversely affected and investors could lose all or part of their investment.

Risks Related To This Offering

(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop after completion of this offering. Our Selling Security Holders will be offering shares for sale in a company that has very limited offering of personnel placement services. Due to the limited services we offer, it is anticipated that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained. We plan to list the common stock for trading on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers (“NASD”). We are not certain that such listing will be obtained or that an established market for our common stock will be developed.

(9) It May Be Difficult to Effect a Change in Control of Technology Resources, Inc. Without Current Management Consent. Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

William Lee, President and Director, and his wife Emily Lee, a Director in our corporation, currently holds approximately 54.46% of our outstanding voting stock. If only a minimal quantity of our stock is sold during this offering and if Mr. Lee and his wife choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Lee and his family could retain their status as controlling security holders. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Lee and his wife have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(10) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 1,024,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly. Our ability to raise additional capital through the sale of our stock may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-

related securities in this offering or in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(11) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Services Decrease.

We expect our business to solely consist of personnel placement services. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

(12) Our Revenues Will Be Greatly Affected by the Demand in the Technology Job Market.

The job market in the field of technology can be volatile as a result of a number of factors. These factors include the overall supply and demand of jobs and qualified personnel to fill the positions, the fee structure of our competitors, and the level of government intervention.

(13) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares being offered by the Selling Security Holders may have a value significantly less than the offering price and there is no guarantee that the shares will ever obtain a value equal to or greater than the offering price.

(14) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

(15) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $200,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $200,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the "penny stock" rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Technology Resources, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a) an abrupt economic change resulting in an unexpected downturn in demand;

(b) governmental restrictions or excessive taxes on our products;

(c) over-abundance of companies supplying personnel placement services;

(d) economic resources to support the promotion of new services;

(e) expansion plans, access to potential clients, and advances in technology; and

(f) lack of working capital that could hinder the promotion of services to a broader based business population.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders during the duration of the offering. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however pay all expenses of this offering.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a) Our lack of operating history,

(b) The proceeds to be raised by the offering,

(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,

(d) Our relative cash requirements, and

(e) Our management expertise.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Our CUSIP number is 87872C 10 5.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional placement markets, changes in the market valuations of personnel placement service providers, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,024,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two year holding period. All of the shares held by William Lee were issued upon incorporation in March of 1996.   Relatives of Mr. Lee, deemed by the Company to be affiliates, hold a total 630,000 shares. The remaining 394,000 shares, of which 370,000 represent shares issued and outstanding over two years ago to ten (10) new shareholders on January 1, 2002, satisfy the rules for sale under Rule 144 of the Securities Act. Rule 144(d)(1) General Rule states that a minimum of one year must elapse for any resale of securities by a non-affiliate.  The remaining 24,000 shares sold in February and March of 2006 will not be eligible for resale until our Registration Statement is effective.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have thirty-eight (38) stockholders of record of our common stock as of September 30, 2006.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $200,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document that contains certain information describing the nature and level of risk associated with investments in the penny stock market. This is a document that sets out risks associated with investing and the fact an investor may lose all or a part of their investment. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $200,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus is for the offering of shares of our common stock owned by selling security holders. The selling security holders are offering for sale up to 1,024,0001 of the 1,024,000 shares of our common stock issued to them at $0.001 per share.  The selling security holders will sell their shares at $1.00 per share during the duration of this offering or until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

1On October 10, 2002, the Company filed an SB-2 seeking to register 5,000,000 shares stock in the primary offering and 500,000 shares of stock in the secondary offering.  The ‘500,000” was inaccurate, as it failed to reflect the change in par value and corresponding forward stock split provided for in Article III of the Amended and Restated Articles of Incorporation, adopted May 15, 2002 and attached to this registration statement as Exhibit 3.4.  The correct number of shares of stock should have been stated as 1,000,000 and was subsequently corrected in the first amended registration statement filed on March 26, 2003.  Accordingly, TRI’s subsequent SB-2s and amendments thereto accurately reflect the true stockholder position, which is now at 1,024,000 shares issued, outstanding and being registered by this registration statement.

Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Shares beneficially owned after offering is complete	Percent owned after offering is complete	Position, office or other material relationship to the company (if any) within last three years
William Lee	278,000		278,000	278,000		President, Director
Emily Lee	278,000		278,000	278,000		Director
Leo J. Henning	37,000		37,000	37,000		Director
Robert G. Lee	37,000		37,000	37,000		Son of President
Laurel Lee Miller	37,000		37,000	37,000		Secretary/Director
Michelle Moody	37,000		37,000	37,000
Larry Stevens	37,000		37,000	37,000
Lou Maki	37,000		37,000	37,000		Treasurer/Director
Krista Dorris	37,000		37,000	37,000		Daughter of President
Paul Vandemortele	37,000		37,000	37,000		Director
Dr. Lane Myhree	37,000		37,000	37,000
David Fisher, Ed.D	37,000		37,000	37,000
Frances Beers	37,000		37,000	37,000
Cheryl Cole	37,000		37,000	37,000
Kirk Counard	1,000		1,000	1,000
Jerry Costello	1,000		1,000	1,000
Tom Edwards	1,000		1,000	1,000
Joan Edwards	1,000		1,000	1,000
Caroline Czyz	1,000		1,000	1,000
Robert Kennedy	1,000		1,000	1,000
Nona Lamb	1,000		1,000	1,000
David Lamb	1,000		1,000	1,000
James Galloway	1,000		1,000	1,000
Molly Galloway	1,000		1,000	1,000
Dave Durham	1,000		1,000	1,000
Richard George	1,000		1,000	1,000
Jenny George	1,000		1,000	1,000
Audrey Poli	1,000		1,000	1,000
Joe Poli	1,000		1,000	1,000
Bartlett Howard	1,000		1,000	1,000
Davis Burritt	1,000		1,000	1,000
Joe Fernandez	1,000		1,000	1,000

Kim Fernandez	1,000	1,000	1,000
Kim Hitchcock	1,000	1,000	1,000
Linda Hitchcock	1,000	1,000	1,000
Steven Lamb	1,000	1,000	1,000
Jeffrey Osborn	1,000	1,000	1,000
Steve Celuch	1,000	1,000	1,000
Totals:

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each selling shareholders is considered an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the offering they will own no shares in the company upon completion of the offering.

PLAN OF DISTRIBUTION

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d) privately negotiated transactions;

(e) short sales;

(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h) any combination of any of these methods of sale.

Each selling security holder, including management, has been advised that they must notify any potential purchaser of their shares that the shares being sold are not being offered by the company and that their sale would provide no proceeds to the company and that each selling security holder is an underwriter and as such they will be subject to the prospectus delivery requirements of the Securities Act.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.  The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at the stipulated price of $1.00 per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares are "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in Florida on March 1, 1996, as Integrated Marketing Technology, Inc. Our name was changed to Technology Resources, Inc., on January 1, 1997. Our principal executive offices are located at 3066 Landmark Blvd. No. 1305, Palm Harbor, Florida 34684. Our phone number is (727) 781-3656.

We relocated from space in a commercial office building where we rented space on a month-to- month basis to running our operations from an in-home office. President Lee owns the condominium in which we located our offices, and the company does not own any real estate. Rent for the use of the office space located Mr. Lee’s home is not accruing and will not accrue in the future.  Our property, other than real, consists of office desks, furniture, computers, chairs, office supplies and a telephone system.

We have designated two offices in the home owned by our President, William Lee, as space dedicated solely to our business operations.  Upon funding, we will relocate back in commercial space to provide adequate space for additional employees.  We will seek recommendations from our independent accountants as to the amount of “rent” that will be dedicated for tax purposes beginning with the end of the second quarter of 2006.  Since inception, we have engaged in providing permanent personnel placement services and have expanded into temporary personnel placement services as our business developed.

Currently, we offer professional consulting in the permanent placement of technology personnel. Permanent employment staffing, technical and functional, is our emphasis, however, temporary staff augmentation is an ancillary revenue. Accordingly, we have developed a range of services to offer in the consulting industry. These include a full range of business services typically found in small to large executive placement firms such as interviewing candidates, performing reference and background verifications, and developing candidate interviewing techniques.

While the basic method of operation has remained constant in our business and the personnel placement business in general, we have refined our operation to provide more detailed services required by our clients. We believe that it is our personal attention to clients’ needs that has allowed us to penetrate the technology market. We further believe that it is this refinement that will allow us to expand our operations successfully based on concentrated efforts at specializing in technology positions and the candidates needed for them.

Over the last three (3) years we have developed relationships with our companies and individuals in the industry with whom we work on a fee-splitting basis. Our normal fee for placement of a candidate is twenty percent (20%) of the candidate’s first year’s salary. When we split a fee, it is split equally between the two companies, that is, between TRI and one of the several other companies with whom it has this agreement. Ideally, we would provide the candidate for a position being offered by our client company.  However, when we work on a fee-splitting project, we provide either the client company (with the open position) and our fee-splitting partner provides the candidate, or we provide the candidate for a position at a client of our fee-splitting partner.  The other party to a fee-split search provides the complementary services not provided by the other. This is somewhat analogous to the sale of real estate.  A real estate agent’s ideal situation would be to find a buyer for the house for which she is the listing agent.  She would then earn the entire commission.  More often than not, however, one agent represents the buyer and another agent represents the seller.  Under these circumstances, the agents split the commission equally.

We have such a fee-splitting agreement in writing with Maki & Company. This is a company owned by one of our Directors, Mr. Lou Maki. A copy of this agreement has been filed as an exhibit to this registration statement.

The following table provides TRI’s 2006, as of the date of this prospectus, and 2004 and 2005 calendar year placement statistics.

Table 2.0 Placement Statistics
Client	Placement Type	Fee Type (Associate)	Total Fee	Fee to TRI
2006
Meridian Technology	Contract	No Split	$400.00	$400.00
Meridian Technology	Contract	No Split	$280.00	$280.00
Meridian Technology	Contract	No Split	$765.00	$765.00
2005
The Limited Brands	Permanent	Split (GE Tech Results))	$29,356.25	$14,678.00
Pacific Crest Technology(1)	Permanent	Split (Maki & Co.)	$7,000.00	$3,500.00
Booz Allen Hamilton	Permanent	Split (Fair Market)	$15,000.00	$7,500.00
Davidson Technologies	Contract	Split (Fair Market)	$1,110.00	$555.00
Davidson Technologies	Contract	Split (Fair Market)	$2,805.00	$1,402.50
2004
Pacific Crest Technology(1)	Permanent	Split (Maki & Co.)	$9,000.00	$4,500.00
Pacific Crest Technology(1)	Permanent	Split (McDuffy-Edwards, Maki & Co.)	$20,000.00	$5,000.00
Pacific Crest Technology	Permanent	Split (Maki & Co.)	$20,000.00	$10,000.00
Pacific Crest Technology	Permanent	Split (Maki & Co.)	$32,500.00	$16,250.00
Prosum Consulting	Permanent	No-Split	$11,250.00	$11,250.00

(1)  In 2004, an employee left prior to the 90-day guarantee and the client, Pacific Crest Technology, withheld part of the fees on the next two placements  (one in 2004 and one in 2005) as reimbursement of fees paid, thus the total fees received for those placements were less than the normal fee of 20%.

All of our fee-splitting agreements are in writing and have been submitted as exhibits to this registration statement. We believe that becoming a fully reporting company registered with the U.S. Securities and Exchange Commission will demonstrate to our clients our objective to remain in business long-term.  Thus we hope to gain increased confidence from them, which in turn should secure additional business from them for our Company.

During the last three (3) years we have focused our attention to our client’s specific needs in the area of technology personnel.  We have concentrated our efforts in this arena to become more of a boutique personnel placement firm.  There has been no material or significant changes in our method of operations during this period.  Our revenues during the last two (2) years have remained constant as well as our expenses and net income.

Our Business

(1) Principal Products or Services and Their Markets

We provide consulting to commercial clients for the placement of permanent employees with an emphasis in technology personnel. The services we provide include:

(a) Interviewing candidates

(c) Reference verification

(d) Background verification

(e) Candidate interviewing preparation

(f) Corporate consulting to determine the company’s specific personnel needs

Our placements with commercial customers represent 100% of our business.

Our placement services concentrate in the niche market for technology personnel. This is for both permanent and temporary personnel. During the year 2005 we made five (5) technology placements. Two (2) positions were temporary/contract placements and the remaining three (3) were permanent placements. All the placements were technology people in either hardware or software.

We do not intend to supply any additional services. It is our intention to improve on those that we do offer and expand our business based on these services and our current relationships while adding new ones.

(2) Distribution Methods of the Services

The primary delivery of our services is through the process of obtaining a job opening description, locating an appropriate candidate and scheduling an employer interview at the employer’s facility. With the implementation of our expansion plans we will hire three (3) placement representatives to cover the State of Florida. Each rep will cover a geographical area extending from their home city. The following are the initial cities from which our Florida reps will work.

(a) Miami/Ft. Lauderdale

(b) Orlando

(c) Jacksonville

Our sales reps will be responsible for business development in their specific area. They will target the technology market as well as the commercial market to assist employers in other placements where possible. We will supply the reps with laptop computers and the appropriate software to down/upload data and information throughout the business day. Job orders will come in to the central office and will be sent to the appropriate placement reps for location of possible candidates with the qualifications necessary and the scheduling of interviews with the appropriate employer. We anticipate that we will continue to provide services to out-of-state clients on an as needed basis by one of our clients, and until we have redesigned our website to obtain more business in out of state areas. We will expand to large metropolitan markets such as Atlanta, California and other large areas with technology companies when we have the resources to do so.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Our product offerings have been high end quality services to commercial customers for placement of technology candidates. We have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in services we provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our placement representatives.

(4) Our Competition

In order to compete effectively in the placement business, a company must provide a wide range of quality services at a reasonable fee. The personnel placement business market, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services that will compete with those that we offer. It is our belief, based upon our experience that the failure rate of small personnel placement businesses indicates that far too many begin operations prior to having the skills and knowledge necessary for the day-to-day business operations as well as the necessary capital. As a result, we developed our individualized approach to offering personnel placement services through close personal relationships with the companies that we supply candidates for positions.

Our ability to provide personalized service through our representatives takes our services one step beyond typical localized recruiters and their offerings. The small, localized recruiters primarily operate within their own geographic confines and will not directly compete with us in all the geographic areas within which we will operate. We believe we compete favorably with the small recruiting firms that provide services similar to ours because those firms still focus on providing services on the basis of trying to fill “any and all” positions where we have specialized our attention in the niche area of technology personnel.

Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for consulting activities. They may also be in a position to pay higher commissions to their personnel than we would to our placement reps for the same candidate placement. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

Our competitors have methods of operation that have been proven over time to be successful. Our methods of operation for our expansion of operations have not been proven to be successful.

(5) Sources and Availability of Raw Materials

We provide services and, as a result, we have to maintain relationships with our client companies and we will not necessarily have any concern with raw materials and the dependence on any specific suppliers. Our only potential dependence will be on placement personnel. The availability of placement personnel with the education and experience we need does not seem to be critical at this time. As a result of the downturn in the economy and recent layoffs from various firms, the quality of the pool from which we will be able to draw our workforce is quite good. The relationships we have developed with other consulting/placement firms and employers have resulted in the ability for us to have a large pool from which to choose our potential employees. Over the years we have experienced candidate shortages at times that have caused decreases in our business on a short-term basis.

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.

(6) Dependence on Limited Customers

While we previously relied on three (3) customers for our business, we have increased our client company pool to twelve (12) while at the same time expanding our fee-splitting partners. In other words, there are now twelve (12) companies with whom we have placed employees or worked with a fee-splitting partner to place an employee – an increase of nine (9).   Accordingly, the risk associated with our reliance on a limited number of customers has been reduced.  By its very nature, the employee placement business is cyclical – one year we will work almost exclusively with one or two client companies filling their employee-needs.  And once a client has accomplished its staffing goal, we may not do business with them for years, until a new employment need arises.  In the meantime, we have other client companies with whom we will work to place employees and these clients have their own cycle of employment needs.  Thus, the loss of any one client (regardless of the client’s contribution to our revenues) is not only not critical, but anticipated.

We expect to continue to increase our client base and once we begin our expansion of operations we believe that our client company base will expand even more quickly. We have disclosed those client companies with whom we have written agreements as exhibits.  While our target markets are limited and we may have had to rely on just a few major commercial customers in the past, the increase in companies utilizing technology to replace employees will allow us to increase our client company pool as well as provide the opportunity for more candidate placement. In the past we relied on three (3) customers for approximately all of our business for two (2) years. At the present time we are working with six (6) of the twelve (12) commercial clients and several fee-splitting partners to provide our revenue while we more fully develop our expansion plan and raise capital.

Although our client base has increased, we have revenues of only $1,265 for the nine months ended September 30, 2006, while the revenues were $34,160 for the same period in 2005 and $35,850 for the whole of 2004.  However, at the end of December 2006, we successfully placed two candidates and, thus, anticipate receiving $65,000 in January 2007 as a result.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do own our domain name. Our name has not been trademarked or copyrighted. We do not have any patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade name, obtain and maintain copyright protection for our specific method of operation, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary methods of doing business, our trade name, and know-how that are not patentable. Although we may take action to protect our unpatented trade name and our methods of doing business, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a) these agreements will not be breached;

(b) we would have adequate remedies for any breach; or

(c) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval from local, state or federal agencies.

(9) Government Regulation

As a consulting firm, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our consulting activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During The Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on continued Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

As a consulting company, we are not aware of being subject to any federal, state or local environmental laws.

(12) Our Employees

Mr. William Lee, our founder and President, currently provides his time as our only employee, paid on an irregular basis. In the year 2005, Mr. Lee was paid a total of $1,500.00 for his services.  Mr. Lee currently provides the strategic direction and the necessary labor to support the operation. Mr. Lee is not receiving pay or other stock benefits for his performance. There are also no key consulting contracts with any individuals or companies at this time.

Our Secretary, Laurel Lee Miller, who also serves as a Director, has over 25 years experience in the solid waste management industry. As a Vice President and General Manager of Rabanco Industries, a waste management company, from June of 1976 to June of 1999, Ms. Miller was responsible for customer satisfaction, general operations, employee services, human resources, and financial management. She serves as an unpaid secretary/director for our company.  She provides input to the company to assist in the strategic planning as well as in providing direction for proper customer service and support.

Mr. Lou Maki, Treasurer and a Director, has a Bachelor's degree in Marketing. Since 1983, Mr. Maki has also been the President of Maki & Co., an Executive Search firm in Vancouver, Washington, serving the Information Technology environment. As the President of Maki & Co. he is responsible for the strategic planning as well as operations of the company. He serves as our Treasurer and as a Director on an unpaid basis.  His input and feedback on strategic planning and financial planning we consider invaluable to the Company.  We have a fee-splitting agreement in writing with Mr. Maki attached as an exhibit to this registration statement.

All services being provided to the Company by Ms. Miller and Mr. Maki are on an unpaid basis and neither shall be compensated on a direct or indirect basis in the future.  This is further disclosed in Table 5.0, Executive Compensation, below, which clarifies that there are no employment contracts with the officers and directors; there are no agreements for compensation in the future; no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods; and salary and stock options and/or warrants programs may be developed in the future for future services only.

We do not believe that there is a critical need for a specific type of candidate we would use in our business.

Reports to Security Holders

We are not required by the Florida Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.E., Washington, D.C. 20549. The public may call the SEC at 1-800-732-0330 for more information about its public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than the following:

- Mr. Lou Maki is the owner of Maki & Co., a Washington corporation and a recruiting firm with whom we have a written fee-splitting agreement. Even though Mr. Maki is a director of our Company, we consider this agreement to be at arms length based on the current market rate for personnel placements.  In the year 2005 we made one (1) placement that was split with Maki & Co.  The placement was with Pacific Crest Technology and was split equally between TRI and Maki & Co.  In the year 2004 we made three (3) placements that were split equally between TRI and Maki & Co.  All three (3) placements were made with Pacific Crest Technology.  Maki & Co. received fifty percent (50%) of the gross fees for the split fee placements.  Maki & Co. was paid a total of $34,250.  Mr. Maki purchased his shares pre-1000:1-forward-split at $1.00 per share for a total of $37.00.

- William S. Lee & Emily J. Lee have currently loaned $42,504.37 to the Company. These loans are unsecured, non-interest bearing loans due and payable on demand from the Lees.

- Robert G. Lee is a selling security holder and the son of President William S. Lee.  Mr. Robert Lee has sole voting and dispositive rights over his 37,000 shares purchased in January 2002. Mr. Lee purchased his shares pre-1000:1-forward-split at $1.00 per share for a total of $37.00.

- Krista N. Dorris is a selling security holder and the daughter of President William S. Lee.  Ms. Dorris has sole voting and dispositive rights over her 37,000 shares purchased in January 2002. Ms. Dorris purchased her shares pre-1000:1-forward-split at $1.00 per share for a total of $37.00.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business

Presently our President, William Lee, provides the necessary services to our clients. He has been developing his skills since inception (over nine years) to provide leadership for employees that will be hired when we have the necessary capital.

We intend to retain placement representatives to be paid a combination of a draw versus commissions earned on placements that they make by January 2007. We then plan to maximize our services in Florida in the third quarter of 2007. We believe it is critical to have a presence in three (3) major Florida cities so that we can work effectively with local individuals as well as the entire Florida and national/international market.

Management believes that there are no critical accounting policies that impact the presentation of our financial statements or our discussion regarding our operations.  The independent accounting firm retained by the Company prepared the financial statements appearing at the end of this prospectus.  Furthermore, our financial statements have been either audited or reviewed, as appropriate, by an independent auditor registered with the Public Company Accounting Oversight Board (“PCAOB”) and found no critical accounting policies that could materially affect our disclosure.  Based on the last five (5) years historical performance in the industry and the current stability in our industry we do not foresee any uncertainties that will materially affect how we have presented our discussion of operations or our financial presentations. We believe that our only uncertainty that could impact our performance is related to the general health of our President, William S. Lee.  While he has had medical issues during the last two (2) years, he has recovered and is performing at his full capacity.  Should some unforeseen condition affect his performance our operations could be adversely affected and investors would be at risk for their investment.

We anticipate that the funds we plan to raise through a private placement or debt financing will provide us sufficient capital for the next twelve months. We plan to raise additional funds either through subsequent offerings of our shares or through other financing arrangements, such as borrowings. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We will compete with traditional "brick and mortar" recruiters (those recruiters that operate out of commercial space) as well as those that offer placement services from their homes. Our website is operational and we compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guaranty that other websites or functionally similar services have not been developed or are not in development. Many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have. Our website was developed by a local web design firm and designed to target the technology industry as well as business markets as a whole. We intend to redesign our site to have a user-friendly website which provides prospective employers and candidates with a complete listing of our available services. We plan to design our website to allow current and potential clients to ask our “placement reps” introductory questions via e-mail. We believe that interchange will allow us to tailor our services to each particular client. For those potential clients who have needs that we cannot fulfill, we are building a referral network to further entrench us in the business community in Tampa Bay and throughout Florida. We do not expect to be able to redesign our website until we secure additional capital. We anticipate that we will use a portion of the proceeds from this offering to redevelop our website. However, as of the date of this prospectus, our website is fully operational. We do believe that it can be fully redesigned within thirty days after securing funds. We will hire an employee who will redesign and maintain our website and provide continual updates to our site with the most current information for our current and any potential new clients. We hope to achieve expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to implement our expansion strategy. We have the necessary cash and cash equivalents and revenue to satisfy our cash requirements for the next twelve months. It is our belief that we will need to raise additional funds prior to beginning our expansion strategy. We anticipate that we will use the funds we raise to fund equipment purchases office improvement, marketing activities, hiring of placement reps and working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Our President William Lee has agreed to pay our expenses should we need such assistance. The Board of Directors does not believe it necessary to have Mr. Lee provide any written promise for such funding as he has done so for the existence of the business and it is in his best interests to continue to do so to insure the viability of the company.

During the last twelve months our revenue has decreased while our expenses on a percentage of revenue basis has remained relatively constant. Our decrease in revenue can be attributed mainly to more time being spent by our President Mr. Lee on the development of our expansion strategy. Our total current assets available at the end of the year December 31, 2005 increased from December 31, 2004.  While our cash and cash equivalents increased minimally, our total assets increased by over $22,000.00.  We believe this increase provides a better financial position to the company to satisfy its cash needs over the next twelve months.

The implementation of our expansion strategy is estimated to take approximately twelve (12) months. Once we are able to secure funding, implementation will begin immediately. We anticipate 30 days to be in a stage of full operational activity to hire placement reps and to gain additional clients. The major parts of the strategy to be immediately implemented will be the hiring of personnel and sales and marketing.

(ii) Summary of product research and development

We are not currently conducting nor do we anticipate to conduct in the future any research and development activities, other than the redevelopment of our proposed website and looking into a possible new industry to target for offering our services. However, we do plan to market ourselves aggressively within our niche market.

(a) Marketing Plan

Our current marketing plan involves positioning ourselves as a high end placement and consulting firm specializing in technology placements targeting hi-tech companies. The extensive advertising needed to produce a major increase in potential business will not be done during the next twelve months. We will use a softer approach and target advertising to grow the business in a controlled way. This will allow us to determine human resource needs and ensure we do not overstaff too early thereby avoiding high labor and benefits costs.

We will utilize a direct marketing person to contact companies to solicit business. Mr. Lee’s personal contacts within the placement industry, we believe, will assist our marketing person in gaining entry to decision makers.

Our target markets and marketing strategy will be fully developed. We will primarily market our services to hi-tech companies. Our marketing initiatives will include:

(a) utilizing direct response print advertisements placed primarily in technology, entrepreneurial, and special interest magazines;

(b) links to industry focused websites;

(c) affiliated marketing and direct mail

(d) presence at industry trade shows; and

(e) promoting our services and attracting businesses through our website.

(b) Sales Strategies

- Power Point Presentation. We plan to create a flexible Power Point presentation that our marketing department will use to deliver a professional sales presentation specifically tailored to the needs of our target markets. The presentation will have a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience. Additionally, this Power Point presentation will be the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

- Capability Brochures. We expect to create a capability brochure featuring our family of services. This will be a high quality brochure with extensive detail.

- Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our services and technologies as the solution to targeted customer segments.

(c) Other Markets

During our nine years of operations we have developed our target markets. Our new placement representatives will be responsible for more fully developing our niche market in their geographic markets as well as any potentially new market segments.

(iii) Any expected purchase or sale of plant and significant equipment?

We do not anticipate purchases of plant or significant equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such office equipment. In the event that we expand our customer base, then we will need to hire additional employees or independent contractors. Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring three to four additional employees over the next 12 months.

(iv) Employees

As of March 15, 2006 we had one full time employee, William Lee. As our founder and President, Mr. Lee currently provides his time as our only employee, paid on an irregular basis. During the year 2005 Mr. Lee was paid the sum of $1,500.00. We anticipate that we will not hire any additional employees in the next six months unless we generate significant revenues or raise additional capital. From time to time, we anticipate using the services of an outside firm for additional website design and development.

With our growth strategy our objective is to expand our operations by adding staff while increasing our market presence in the Tampa Bay area of Florida, and into nearby regions. We anticipate achieving growth by hiring additional staff, installing computers, and launching a professionally redesigned website to attract new clients. We plan to hire individuals with the following strengths:

- Placement Representative: This position requires an individual experienced in marketing to business to businesses and developing and implementing ongoing marketing strategies. They will also be responsible for recruiting candidates for the positions available. This position will be a liaison between us and those institutions which traditionally utilize outside placement services.

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to redesign and maintain our website. We believe that our website will be an important tool to expand our area of operations and client base.

Results of Operations

General

During the period ended September 30, 2006, our assets consisted of our cash and equipment and our revenues were generated from services sold to businesses at large. The following table shows our revenues, expenditures and net income for the period ended September 30, 2006 and for the years from 2004-2005.

Table 3.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME (Loss)
September 30, 2006	$1,265	$13,708	($12,443)
2005	$34,160	$16,603	$17,557
2004	$35,850	$16,653	$19,197

Although we are seeking to expand services to areas outside of the Tampa Bay area market, the uncertain economy could have a material adverse effect on such plans. While we have seen improvement in the Tampa Bay business economy, we cannot be assured that continued recovery will occur. We do supply our services on a national/international basis when a client specifically requests these services.

Results of Operations For the Period Ended September 30, 2006

It is the opinion of management that our interim financial statements include all adjustments necessary so that the interim financial statements are not misleading.  During the period ended September 30, 2006 we had $1,265 of revenue.  We did have expenses of $13,708 reflecting a loss of ($12,443) for the period.  We contribute the high expenses to over $5,000 in professional fees associated with the filing of this Registration Statement.  We had no other major changes in our cost of doing business. Our line item expenditures for this period remained fairly constant with those from the same period of 2005.  Our interest expense increased slightly.  We had $750 of officer salary in the first nine months of 2005 that we did not have during the nine months ending September 30, 2006.  We had no repairs and maintenance but we had an increase of approximately $2,900 for our professional fees during the nine months ending September 30, 2006 as compared to the same period in 2005. While we have only $1,265 of revenues during this period, this was due mainly to the fact that we account for our fees earned when they are billed to our client company.  We do not have any placements that were billed in the first quarter of this year.  We had zero revenues for the same period in 2005.  We believe that although we are seeing an increase in business during the third quarter, we will not achieve the same level of revenue as in 2005 by December 31, 2006.  We still have $1,245 of tax loss carryforward to use to offset income for the fiscal year 2006.  This quarter our asset “Due from Stockholders” has decreased by $22,664 from 2005.

We believe that our expenses are high due to the expenditures for professional fees and that during the course of normal business we would not have had to spend the $5,000 in professional fees associated with this registration statement.  With more new technology positions being open for placement we strongly believe that our revenues will return to normal and even increase over our prior two years level.

Results of Operations for the Period Ended December 31, 2005

During the year ended December 31, 2005, we had revenues of approximately $34,160.

We generated $24,072 of cash flow from our operating activities. We had $17,557 of net income which included $1,343 of noncash depreciation expense. When the noncash depreciation expense of $1,343 is added back to the net income of $17,557, along with the increase in payables of $5,171, the result is the $24,072 total cash flows utilized for operating activities.

We did not have any cash flows from investing activities for the year ended December 31, 2005. Twenty-four Dollars ($24.00) of cash flow was provided by the issuance of twenty-four thousand (24,000) shares of the company’s common stock.

The result of the above activities was a total increase in cash and cash equivalents of $358 for the year ended December 31, 2005. When this increase was added to the company’s cash and cash equivalents of $12.00 at the beginning of the year, the result was a total of $369 of cash and equivalents as of the company’s December 31, 2005 year-end.  During the year ended December 31, 2005 we utilized net operating loss carryforwards in the amount of $22,507.  We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current method of operation and the activities of our officers and directors. We saw a decrease in revenues from the fiscal year 2004, we contribute this to the efforts in developing an expansion strategy and less time being devoted to work production by Mr. Lee. While we believe we cannot continue to maintain even small decreases in revenue such as the approximately $1,100.00 from 2004 to 2005, we do believe it is a good indicator that the experience of management indicates that our adjustments will be made according to sound business principles and with strong financial controls. During the fiscal year 2005 we had three (3) permanent placements and two (2) contractor placements.

Our line item expenses in the year 2005 compared to 2004 remained constant.  We had a decrease of $50 in our line item expenses.  While the cost of our insurance increased over $1300 and our professional fees increased $2600, our costs in web service, telephone and travel and entertainment decreased approximately $3900.

We believe that we need to further develop our client company base as well as companies with whom we can fee-split.  This will increase our opportunities to generate placements as well as our cash flow.

Without Mr. Lee developing a plan for expansion we believe the company would have remained a small placement firm generating minimal profits. By allowing Mr. Lee the time to concentrate his efforts on the development of a strategy to expand, our revenues decreased but in a controlled way. It is our belief that by applying sound business practice and solid financial controls we were able to continue operations while developing an expansion strategy. Thus, we expect to satisfy our current cash requirements for the next twelve (12) months. However, we will need additional cash to implement the expansion strategy contained in our plans which includes expanding the placement/consulting services both statewide and then nationwide.

Results of Operations Ended December 31, 2004

During the year ending December 31, 2004, we had revenues of approximately $35,850, and our costs associated with generating revenues were approximately $16,653, resulting in net income of $19,197. Furthermore, during the year ended December 31, 2004, we generated $27,081 of cash flow from operating activities. During the year ended December 31, 2004 we utilized $1,293 of cash acquiring fixed assets. Our financing activities consisted of shareholder loans of $26,224 from our President, William S. Lee. The net result was a net decrease of $435 in cash at December 31, 2004.  We utilized net operating losses of $25,442 for tax purposes.  This directly contributed to our having to make no provision for income taxes.  Our cash flow at the year-end was low due to the high amount of shareholder loans to the Company made during the year.  We expect this trend to stop and believe that these loans will begin to be repaid in late 2005 and early 2006.  Our expenses for officers and directors salaries have been decreased dramatically since 2002.  This was done to make the Company more profitable.  Our other major category of expenses that has decreased significantly is for education.  This has allowed us to further increase our profitability.  Our line item expenses for the last two years have remained constant and we believe that our internal controls over expenditures will keep our expenses constant relative to the prior two full year’s operations.  During the fiscal year 2004 we had five (5) permanent placements.  We anticipate a small decrease in business for the year 2005 due to our President, William S. Lee devoting more of his time to our strategic plan for expansion.

Liquidity & Capital Resources

Since January 1, 2004 the company has concentrated its efforts in determining if there is a sufficient niche market in Florida to support the marketing and sales of personnel placement services specializing in the technology sector as the cornerstone of its business strategy. The personnel placement market trend has held steady in both the number of large companies and the rate at which small recruiters are disappearing. Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate and keep clients. As we begin acquisition of clients our liquidity increases in two ways. We will begin a revenue stream from placements in the technology sector as well as from our offering our services to encompass other placement segments. In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of new clients to avoid overextending the internal resources of the company as well as straining the external resources through our banking relations at Wachovia Bank.

Our internal liquidity is provided by our operations and from shareholder loans from our President, William Lee.  Mr. Lee will provide any necessary capital until we raise funds from private sources or debt financing.  While we are currently carrying $22,700 in stockholder loans from our President, Mr. Lee, this amount has decreased by over $20,000.00 during the nine month period ending September 30, 2006.  The Company believes that any additional funds needed by the company will be given to the company in the form of loans to the Company by Mr. Lee thereby generating additional cash for use by TRI.  The outstanding stockholder loan(s) to the company are non-interest bearing and are due on demand subsequent to January 1, 2008.  We do not have any written agreements for these loans and, because the only loans made to the company are loans from the President, the Board of Directors does not believe that a written agreement is necessary at this time. President Lee is the only shareholder who has loaned funds to the Company.  Conversely, the Company has not loaned funds to anyone, including stockholders.

While the capital resources of the company are limited from a cash prospective, we believe the oral commitment from our President, Mr. Lee, to guarantee any necessary loan(s) provides some additional liquidity. In the event a client requires additional services that would require cash to obtain personnel or equipment, our officers and directors are willing to extend their credit to accomplish the purchase. Specifically William Lee and Emily Lee have orally offered to assist in obtaining additional funds should they be needed if a personal guarantee is required for such funding.  Any future loans guaranteed by any of these individuals on behalf of the Company must be used strictly for company expenses related to generation of business and may not be used for personal use or for loans to officers and directors.  Our current line-of-credit at Wachovia Bank is $35,000 with an interest rate of 11.50% per annum.  This line of credit is secured by our President and Vice-President, William and Emily Lee, Guarantors.

During the third quarter of the Company's 2005 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $0.001 per share to a maximum of seventy-five (75) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of March 15, 2006, the Company had sold 24,000 additional shares of its common stock pursuant to this authorization. This sale was to twenty-four new purchasers of shares. Upon completion of these sales, the offering of additional stock was closed. During the third quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business may provide more revenue, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of providing candidates to hi-tech companies. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s shares of common stock for sale to the general public in order to raise funds to pursue its business plan more effectively and efficiently. The Board and management additionally decided to target the raising of $200,000.00 to provide sufficient cash resources for the acquisition of office space, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing.  The Company will file a Form D to register a private placement to raise the necessary capital privately.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into related supporting additional services and revenue streams (placements other than technology) will strengthen and diversify the Company. Through the building of fee-splitting arrangements and the experience of our Officers and Director, Mr. Lee, Ms. Miller, Mr. Vandemortele and Mr. Maki and Ms. Lee, we believe that we have the knowledge and equipment to penetrate our markets for additional market share based on this experience and current and anticipated additional equipment and personnel acquisitions. Our President Mr. Lee is our only officer and director who works full-time in the company. Our other officers and directors supply their time to the company in the form of directors meetings and their knowledge from their experience to assist the company in developing its corporate goals, financial and operational.  There is no set number of hours worked by our officers and directors other than Mr. Lee.  The attendance at the monthly Board of Directors meeting constitute approximately 1-2 hours of their time monthly.

It is our belief that our cash flow is sufficient to sustain our current level of operations. While operations could be sustained for a long time (twelve months), there would be minimal to be distributed for the efforts of the officers and directors. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the period ending December 31, 2007.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 4.0 Directors and Executive Officers

Name	Age	Position
William Lee	65	President, Chairman of the Board of Directors (1)
Leo J. Henning	67	Director (2)
Lou Maki	60	Treasurer/Director (3)
Paul Vandemortele	60	Director (4)
Laurel Lee Miller	62	Secretary/Director (5)
Emily Lee	58	Director (6)
(1) This is the first Directorship of a reporting company held by Mr. Lee.
(2) This is the first Directorship of a reporting company held by Mr. Henning.
(3) This is the first Directorship of a reporting company held by Mr. Maki.
(4) This is the first Directorship of a reporting company held by Mr. Vandemortele.
(5) This is the first Directorship of a reporting company held by Ms. Miller.
(6) This is the first Directorship of a reporting company held by Ms. Lee.

Background of Executive Officers and Directors

- William Lee has served as our President/Chairman of the Board of Directors since our incorporation in 1996. Mr. Lee began his tenure at the company being responsible for all of the day to day operations. This included sales, marketing for job orders, bookkeeping/accounting, interviewing of candidates and the scheduling of interviews with client companies. The responsibility of hiring and training all new employees fell on Mr. Lee. He developed the necessary job descriptions and company manual providing all the policies and procedures of the company. In coordination with his accountants he set the internal controls over the accounting and financial management of the company. During his nine (9) years as the President he developed the necessary relationships with major clients. We believe it is his communication skills that have made the company known as the quality provider in technology candidates to hi-tech companies. Our client companies have stated that it is the thorough understanding of technology positions, their requirements and Mr. Lee’s ability to match a candidate’s abilities to a position. It is our belief that this requires a level of communication between Mr. Lee, the client company and a candidate that demonstrates his high level of communication skills. Mr. Lee is a member of the Data Processing Management Association; National Association of Accountants; and the American Management Association.

- Leo J. Henning, Director, has a Bachelor's degree in Business Administration from USAFI while he was in the Air Force and is a member of Mensa. He retired from Transport Data Services. Mr. Henning served his country with tours of Vietnam in the United States Marine Corps. He serves as our Secretary on an unpaid basis. For the last five years Mr. Henning has been president and CEO of Transportation Data Services of Appleton, WA. Mr. Henning has owned and operated this company since 1987. They provide data information services to the transportation industry. As CEO Mr. Henning is responsible for strategic operations. He has served as a director since 2003. He serves as a Director on an unpaid basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods.

- Lou Maki, Treasurer/Director, has a Bachelor's degree in Marketing. Since 1983, Mr. Maki has also been the President of Maki & Co., an Executive Search firm in Vancouver, Washington, serving the Information Technology environment. As the President of Maki & Co. he is responsible for the strategic planning as well as operations of the company. Mr. Maki served as a medical officer in Vietnam with the U.S. Army Special Forces. He serves as our Treasurer and as a Director on an unpaid basis.  We consider his input and feedback on strategic planning and financial planning invaluable to TRI.

Because Mr. Maki’s company, Maki & Co., is also an employee-placement company, we entered into a fee-splitting agreement with Maki & Co. for placements jointly made by Maki & Co. and TRI, a copy of which is attached as an exhibit to this registration statement.  Pursuant to this agreement, Make & Co. and TRI have agreed to work together and split the fee equally in the placement of employees under certain circumstances:  If TRI has a client but no candidates or Maki & Co. has a client and no candidates, and Maki & Co. or TRI has candidates that appear to have the necessary qualifications of the other’s client, TRI and Maki & Co. will work together to fulfill the placement request.  Whoever has the candidate, TRI or Maki & Co., that party is responsible for confirming their candidate meets the position requirements before referring the candidate to the party with the client. Should a TRI client agree to hire a candidate supplied by Maki & Co., TRI agrees to pay Maki & Co. 50% of the placement fee the client pays to TRI; likewise, should a Maki & Co. client agree to hire a candidate supplied by TRI, Maki & Co. agrees to pay TRI 50 % of the placement fee the client pays to Maki & Co.

In the event TRI and Maki & Co. each have a qualified candidate for the same client’s position, the candidates (hence TRI and Maki & Co.) will be competing against each other for the placement, with the “winning” candidate’s placement firm getting the placement fee.  This is analogous to two real estate agents with qualified buyers for the same property – the agents’ buyers will be competing/bidding against each other for the real estate, with the “winning” buyer’s agent getting the commission.  If TRI’s candidate is selected by the client, TRI will receive the entire placement fee (i.e., no split); likewise, if  Maki & Co.’s candidate is selected, Maki & Co. will receive the entire fee.

Lou Maki serves as Treasurer/Director on an unpaid basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods.

-Paul Vandmortele, Director, has a Bachelor of Science degree in Electrical Engineering. from Norwich Military Academy and an Master of Science degree from Massachusetts Institute of Technology. Mr. Vandemortele was a senior partner/national practice manager for Computer Science Corporation, data division, from June 1995 through June of 2002. Computer Science Corporation is a Fortune 500 consulting corporation providing hardware, software, and information technology solutions to major corporations through-out the world. In June of 2002, Mr. Vandemortele went to work for the WalMart Corporation as a store manager in South Carolina. He is responsible for staffing and store operations. Mr. Vandemortele served his country in Vietnam with the United States Marine Corps. and was a highly decorated Officer.  He serves as an unpaid director for our Company on an unpaid basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods.

-Laurel Lee Miller, Secretary/Director, has over 25 years experience in the solid waste management industry. As a Vice President and General Manager of Rabanco Industries, a waste management company, from June of 1976 to June of 1999, Ms. Miller was responsible for customer satisfaction, general operations, employee services, human resources, and financial management. In July of 1999 Ms. Miller became the Manager of Customer Service for Northwest Administrators, a third-party administrator of medical and pension benefits and continues is this capacity. Ms. Miller attended the University of Washington and is an ardent member of the Alumni Association.  She provides input to the Company to assist in the strategic planning as well as in providing direction for proper customer service and support.  She serves as secretary/director for our Company on an unpaid basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods.

-Emily Lee, Director, has served as our Vice-President since inception on March 1, 1996. She assist in the day to day operations as well as business development. She assists the President with employer and candidate recruiting as well as candidate coaching. Further, she assists the President in his efforts to actively market the company to prospective client company employers. Ms. Lee has over twenty (20) years in the staff augmentation business. As a senior account manager for Origin Technology in Business for seven years, she was responsible for the personnel placement for a large national account while at Origin.  She serves as vice-president/director for our Company on an unpaid basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods.

At the present time our only full-time employee and officer/director is Mr. William Lee who is paid on an irregular basis and no payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. Our other officers and directors provide their knowledge to assist the company on a strategic level on an unpaid basis. While these individuals do not work on a daily basis, they do provide their services as directors providing their skills and knowledge to strategic guidance for the company.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $100,000 in revenue we rely on our President William Lee for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Lee as both our Company President and our audit committee financial expert is not detrimental to the Company. Mr. Lee has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Lee has gained this expertise through his formal education and experience as our President for over nine (9) years. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

DISCLOSURE CONTROLS AND PROCEDURES

While we are not required to provide this information, we are providing the following information. Our Board of Directors has determined that our Chairman/President, William Lee has developed disclosure controls and procedures that the full Board of Directors believes are in keeping with the intent of the regulations. As our President for over nine (9) years coordinating our Company’s audits and financial statements, Mr. Lee and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2005 and 2004, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2005 and 2004, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 5.0 Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation($)
William Lee (1), President, Chairman of the Board of Directors	2005	$1,500.00	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Leo Henning (2), Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Lou Maki (3), Treasurer/Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Paul Vandemortele (4) Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Laurel Lee Miller (5) Secretary/Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Emily Lee (6) Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with William S. Lee at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

(2) There is no employment contract with Leo J. Henning at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

(3) There is no employment contract with Lou Maki at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

(4) There is no employment contract with Paul Vandemortele at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

(5) There is no employment contract with Laurel Lee Miller at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

(6) There is no employment contract with Emily Lee at this time. Nor are there any agreements for compensation in the future. No payments have accrued for past unpaid periods nor will any accrue for future unpaid periods. A salary and stock options and/or warrants program may be developed in the future for future services only.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. William Lee, Mr. Leo J. Henning, Mr. Lou Maki, Mr. Paul Vandemortele, Ms. Laurel Lee Miller and Emily Lee. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 15, 2006, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 6.0 Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Before Offering	Percent of Class Before Offering (1)
Common Stock	William Lee (1) 3066 Landmark Blvd, #1305 Safety Harbor, FL 34684	278,000
Common Stock	Leo J. Henning 12814-311th Ave. SE Sultan, WA 98294	37,000
Common Stock	Lou Maki 7557 Delaware Lane Vancouver, WA 98664	37,000
Common Stock	Paul Vandemortele 853 Dillard Rd Rockhill, SC 29730	37,000
Common Stock	Laurel Lee Miller 2018 123 Ave. SE Bellevue, WA 98005	37,000
Common Stock	Emily Lee 3066 Landmark Blvd, #1305 Safety Harbor, FL 34684	278,000
Common Stock	All Executive Officers and Directors as a Group
(1)The percentages are based on a Before-Offering total of 1,024,000 shares of common stock issued and outstanding as of the date of this prospectus.

 DESCRIPTION OF SECURITIES

General

Our capital stock is authorized by our Amended and Restated Articles of Incorporation which are included as an exhibit to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, of which 1,024,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the years 2004, and 2005 respectively. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,024,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

We have engaged the services of Island Stock Transfer Inc., 100 2nd Avenue South, Suite 300N, St. Petersburg, Florida, 33701, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., of Harrison Law, P.A., the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement, has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Technology Resources, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Technology Resources, Inc. by Diane J. Harrison, Esq., Harrison Law, P.A., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Technology Resources, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 5, 2004, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

FINANCIAL STATEMENTS

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Technology Resources, Inc.

We have reviewed the accompanying balance sheet of Technology Resources, Inc. as of September 30, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the nine months ended September 30, 2006.  These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

November 7, 2006

Technology Resources, Inc.
Balance Sheet
For the Period Ended September 30, 2006
(Unaudited)

ASSETS
Current Assets:
Cash and Cash Equivalents	2,430

Total Current Assets	2,430
Fixed Assets:
Furniture and Equipment	19,954
Less: Accumulated Depreciation	(19,008)
Total Fixed Assets	946
Other Assets:
Due From Stockholders	0
Total Other Assets	0

TOTAL ASSETS	3,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	500
Due to Stockholders	22,700
Line-of-Credit-Wachovia Bank (Note C)	34,061
57,261
TOTAL LIABILITIES	57,261
Stockholders' Equity:
Common Stock, $.001 par value, 50,000,000 shares
authorized, 1,024,000 issued and outstanding	1,024
Paid-In-Capital	82,000
Retained Earnings	(136,909)
Total Equity	(53,885)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	3,376
See accompanying notes and accountant’s report.

Technology Resources, Inc.
Statement of Operations
For the Nine Month Periods Ended September 30, 2006 and 2005
(Unaudited)

	Sept. 30, 2006	Sept. 30, 2005
Net Revenues	1,265	34,160

Operating Expenses:
Bank Service Charges	228	173
Depreciation Expense	462	672
Insurance Expense	0	(16)
Interest Expense	2,469	2,387
Internet Expense	1,198	420
Licenses and Permits	131	25
Office Expense	195	42
Postage and Delivery	40	94
Professional Fees	7905	900
Repairs & Maintenance	0	225
Taxes	0	1,133
Telephone	1,081	1,554
	8	7,609

Income (Loss) From Operations	(12,443)	26,551

Provision for Income Taxes	0	(3,983)

Net Income (Loss)	(12,443)	22,568
Earnings per common share:
Net Income (Loss) per share	(0.01)	0.02

See accompanying notes and accountant’s report

Technology Resources, Inc.
Statement of Changes in Stockholder’s Equity
For the Nine Month Period Ended September 30, 2006
(Unaudited)

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2006	1,000,000	$1,000	82,000	(124,501)	(41,501)

Prior Period Adjustment: Interest Expense				36	36
Balances at January 1, 2006 - Adjusted	1,000,000	$1,000	82,000	(124,465)	(41,465)

Issuance of Common Stock	24,000	$24			24

Net Income (Loss)				(12,443)	(12,443)

Balances at September 30, 2006	1,024,000	$1,024	82,000	(136,909)	(53,885)

See accompanying notes and accountant’s report

Technology Resources, Inc.
Statement of Cash Flows
For the Nine Month Periods Ended September 30, 2006 and 2005
(Unaudited)

	Sept. 30, 2006	Sept. 30, 2005
OPERATING ACTIVITIES:
Net Income (Loss)	(12,443)	22,568
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	462	672
(Increase) Decrease in:
Accounts Receivable	0	0
Increase (Decrease) in:
Accounts Payable	(8,400)	839
Provision for Income Taxes	0	3,983
Payroll Taxes Payable	(282)	0
	(20,663)	28,062
INVESTING ACTIVITIES:
Purchase of Fixed Assets	0	0
	0	0
FINANCING ACTIVITIES:
Issuance of Common Stock	24	0
Shareholder Loans/Distributions	22,700	(24,600)
	22,724	(24,600)
NET CASH INCREASE (DECREASE) FOR THE YEAR	2,061	3,462
BEGINNING CASH	369	12
ENDING CASH	2,430	3,474

See accompanying notes and accountant’s report

Technology Resources, Inc.
Notes to Financial Statements
September 30, 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida.  The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost.  Depreciation is computed using accelerated methods over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel.  Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed.  The Company recognizes its revenue when a candidate is placed and its customers are billed. At that point in time the price has been determined and collectibility is reasonably assured. The Company grants a 90 day guarantee in the event a candidate does not meet the requirements of the employer. In the event that a candidate voluntarily leaves or is terminated by the employer with or without cause, the Company will replace the candidate with another candidate suitable to the employer or reimburse any and all sums paid by the employer on a 90 day prorated basis. The exception to this would be if employer has a layoff and the candidate is terminated as a result. In this case the Company has no obligation to replace or refund fees.The Company has developed relationships with other companies within the industry with whom the Company works on a fee-splitting basis. When fee splitting occurs it is done equally between the two companies. Revenues are being reported net of any fee-splitting arrangements.

Major Customers

Historically, the Company had been reliant on three major customers to provide seventy five percent of its revenue.

Shareholder Loans

Shareholder loans consist of amounts advanced by the principal shareholders, William and Emily Lee, to the Company.  These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

Recently Adopted or Issued Accounting Pronouncements

There are no new recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

NOTE C –  LINE-OF-CREDIT

The company maintains a $35,000.00 renewable line-of-credit with Wachovia Bank. The line-of-credit is secured by the personal guarantee of the company principal shareholders, William and Emily Lee. Interest  is payable monthly at a rate of 11.50% per annum. The total unused credit line available at September 30, 2006 is $938.

Technology Resources, Inc.
Notes to Financial Statements
September 30, 2006
(Continued)

NOTE D –  INCOME TAXES
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. During the year ended December 31, 2005, the Corporation utilized net operating loss carryforward in the amount of $22,507.  At December 31, 2005 remaining net operating loss carryforwards aggregated to a total of $1,245. which can be carried forward twenty years to offset future taxable income.

The provision for income taxes is made up of the following components:

   Current federal and state income taxes                                       $        0.

   Net operating loss carryback                                                               (0.)

   Deferred income taxes                                                                          0.

   Provision for income taxes                                                          $        0.

NOTE E –  EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of ($.01), for the nine month period ended September 30, 2006 were calculated based on a net income (loss) numerator of  ($12,443.) divided by a denominator of 1,016,637, the weighted average shares of outstanding common stock.

NOTE F – Stock Issuance

On December 28, 2005 the Company’s Board of Directors authorized the sale of some stock in the company. This sale includes the sale of up to one share of common stock at $1.00 per share up to a maximum of 60 family and close friends of the officers and directors of the company. The offering will remain open for a period of up to 180 days. The officers and directors shall sell the shares and shall not use any public means of publication, the internet, prospectus, business plan or other electronic means to sell said shares. During the nine month period ended September 30, 2006, 24 blocks of shares have been issued.

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Technology Resources, Inc.

We have audited the accompanying balance sheet of Technology Resources, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Resources, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

 Clearwater, Florida

 June 20, 2006

Technology Resources, Inc.
Balance Sheet
December 31, 2005

ASSETS
Current Assets:
Cash and Cash Equivalents	369

Total Current Assets	369
Fixed Assets:
Furniture and Equipment	19,954
Less: Accumulated Depreciation	(18,546)
Total Fixed Assets	1,408
Other Assets:
Due From Stockholders	0
Total Other Assets	0

TOTAL ASSETS	1,777
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	9,182
Line-of-Credit-Wachovia Bank (Note C)	34,061
43,243
TOTAL LIABILITIES	43,243
Stockholders' Equity:
Common Stock, $.001 par value, 1,000,000 shares
authorized, issued and outstanding	1,000
Paid-In-Capital	82,000
Retained Earnings	(124,466)
Total Equity	(41,466)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	1,777

The accompanying notes are an integral part of these financial statements

Technology Resources, Inc.
Income Statement
For the Year Ended December 31, 2005

Net Revenues	34,160

Operating Expenses:
Bank Service Charges	218
Contributions	0
Depreciation Expense	1,344
Insurance	(16)
Interest Expense	3,358
Internet Expense	660
Licenses and Permits	25
Office Expense	42
Payroll Tax Expenses	167
Postage and Delivery	94
Professional Fees	4,950
Repairs & Maintenance	1,033
Salaries - Officers	1,500
Taxes and Licenses	1,239
Telephone	1,989
16,603

Income (Loss) From Operations	17,557

Provision for Income Taxes	0

Net Income (Loss)	17,557
Earnings per common share:
Net Income (Loss) per share	0.02
The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Changes in Stockholder’s Equity
For the Year Ended December 31, 2005

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2005	1,000,000	1,000	82,000	(79,054)	3,946

Net Income (Loss)				17,557	17,557

Recharacterization of Shareholder Loans to
Distributions				(62,969)	(62,969)

Balances at December 31, 2005	1,000,000	1,000	82,000	(124,466)	(41,466)

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2005

OPERATING ACTIVITIES:
Net Income (Loss)	17,557
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	1,344
Increase (Decrease) in:
Accounts Payable	5,171
24,072
INVESTING ACTIVITIES:
0
FINANCING ACTIVITIES:
Shareholder Loans	(23,715)
(23,715)

NET CASH INCREASE (DECREASE) FOR THE YEAR	357

BEGINNING CASH	12

ENDING CASH	369

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.

Notes to Financial Statements

December 31, 2005

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida.  The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost.  Depreciation is computed using accelerated methods over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel.  Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed.  The Company recognizes its revenue when a candidate is placed and its customers are billed. At that point in time the price has been determined and collectibility is reasonably assured. The Company grants a 90 day guarantee in the event a candidate does not meet the requirements of the employer. In the event that a candidate voluntarily leaves or is terminated by the employer with or without cause, the Company will replace the candidate with another candidate suitable to the employer or reimburse any and all sums paid by the employer on a 90 day prorated basis. The exception to this would be if employer has a layoff and the candidate is terminated as a result. In this case the Company has no obligation to replace or refund fees.The Company has developed relationships with other companies within the industry with whom the Company works on a fee-splitting basis. When fee splitting occurs it is done equally between the two companies. Revenues are being reported net of any fee-splitting arrangements.

Major Customers

Historically, the Company has been reliant on three major customers to provide seventy five percent of its revenue.

Shareholder Loans

Shareholder loans consisted of foregone salaries from prior years that were not taken by the principal shareholders, William and Emily Lee, in the amount of $78,000.00 less amounts advanced by the same shareholders to the Company.  These amounts have been recharacterized as shareholder distributions as of December 31, 2005.

Recently Adopted or Issued Accounting Pronouncements

There are no new recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

Technology Resources, Inc.

Notes to Financial Statements

December 31, 2005

(Continued)

NOTE C –  LINE-OF-CREDIT

The company maintains a $35,000. renewable line-of-credit with Wachovia Bank. The line-of-credit is secured by the personal guarantee of the company  principal shareholders, William and Emily Lee. Interest  is payable monthly at a rate of 11.50% per annum. The total unused credit line available at December 31, 2005 is $938.

NOTE D: INCOME TAXES
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. During the year ended December 31, 2005, the Corporation utilized net operating loss carryforward in the amount of $22,507.  At December 31, 2005 remaining net operating loss carryforwards aggregated to a total of $1,245. which can be carried forward twenty years to offset future taxable income.

The provision for income taxes is made up of the following components:

   Current federal and state income taxes                                      $  2,634.

   Net operating loss carryback                                                         (2,634.)

   Deferred income taxes                                                                          0.

   Provision for income taxes                                                          $        0.

NOTE E –  EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of $.02 were calculated based on a net income (loss) numerator of $17,557. divided by a denominator of 1,000,000 shares of outstanding common stock.

NOTE F – SUBSEQUENT EVENT

On December 28, 2005 the Company’s Board of Directors authorized the sale of some stock in the company. This sale includes the sale of up to one share of common stock at $1.00 per share up to a maximum of 60 family and close friends of the officers and directors of the company. The offering will remain open for a period of up to 180 days. The officers and directors shall sell the shares and shall not use any public means of publication, the internet, prospectus, business plan or other electronic means to sell said shares. Subsequent to the year ended December 31, 2005 and as of the audit report date, 24 blocks of shares have been issued.

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Technology Resources, Inc.

We have audited the accompanying balance sheet of Technology Resources, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Resources, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

 Clearwater, Florida

 June 20, 2006

Technology Resources, Inc.
Balance Sheet
As of December 31, 2004
ASSETS
Current Assets:
Cash and Cash Equivalents	12
Total Current Assets	12
Fixed Assets:
Furniture and Equipment	19,954
Less: Accumulated Depreciation	(17,202)
Total Fixed Assets	2,752

Other Assets:
Due From Stockholders	39,254
Total Other Assets	39,254
TOTAL ASSETS	42,018
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	4,011
Line-of-Credit-Wachovia Bank (Note C)	34,061
38,072
TOTAL LIABILITIES	38,072
Stockholders' Equity:
Common Stock, $.001 par value, 1,000,000 shares
authorized, issued and outstanding	1,000
Paid-In-Capital	82,000
Retained Earnings	(79,054)
Total Equity	3,946
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	42,018

The accompanying notes are an integral part of these financial statements

Technology Resources, Inc.
Income Statement
For the Year Ended December 31, 2004

Net Revenues	35,850
Operating Expenses:
Bank Service Charges	287
Contributions	100
Depreciation Expense	1,541
Insurance	917
Interest Expense	2,091
Internet Expense	660
Licenses and Permits	150
Meals and Entertainment	166
Office Expense	1,542
Postage and Delivery	236
Professional Fees	2,300
Repairs & Maintenance	1,656
Taxes and Licenses	44
Telephone	2,881
Travel	1,087
Web Service	995
16,653

Income (Loss) From Operations	19,197
Provision for Income Taxes	0

Net Income (Loss)	19,197
Earnings per common share:
Net Income (Loss) per share	0.02

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Changes in Stockholder’s Equity
For the Year Ended December 31, 2004

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2004	1,000,000	1,000	82,000	(98,251)	(15,251)

Net Income (Loss)				19,197	19,197

Balances at December 31, 2004	1,000,000	1,000	82,000	($79,054)	3,946

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2004

OPERATING ACTIVITIES:
Net Income (Loss)	19,197
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	1,541
(Increase) Decrease in:
Accounts Receivable	5,625
Increase (Decrease) in:
Accounts Payable	743
Unemployment Taxes payable	(24)
27,082
INVESTING ACTIVITIES:
Purchase of Fixed Assets	(1,293)
(1,293)
FINANCING ACTIVITIES:
Shareholder Loans	(26,224)
(26,224)
NET CASH INCREASE (DECREASE) FOR THE YEAR	(435)

BEGINNING CASH	447

ENDING CASH	12

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.

Notes to Financial Statements

December 31, 2004

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida.  The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost.  Depreciation is computed using accelerated methods over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel.  Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed.  The Company recognizes its revenue when a candidate is placed and its customers are billed. At that point in time the price has been determined and collectibility is reasonably assured. The Company grants a 90 day guarantee in the event a candidate does not meet the requirements of the employer. In the event that a candidate voluntarily leaves or is terminated by the employer with or without cause, the Company will replace the candidate with another candidate suitable to the employer or reimburse any and all sums paid by the employer on a 90 day prorated basis. The exception to this would be if employer has a layoff and the candidate is terminated as a result. In this case the Company has no obligation to replace or refund fees.The Company has developed relationships with other companies within the industry with whom the Company works on a fee-splitting basis. When fee splitting occurs it is done equally between the two companies. Revenues are being reported net of any fee-splitting arrangements.

Major Customers

Historically, the Company has been reliant on three major customers to provide seventy five percent of its revenue.

Shareholder Loans

Shareholder loans consist of foregone salaries from prior years that were not taken by the principal shareholders, William and Emily Lee, in the amount of $78,000.00 less amounts advanced by the same shareholders to the Company.  These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

Recently Adopted or Issued Accounting Pronouncements

There are no new recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

NOTE C –  LINE-OF-CREDIT

The company maintains a $35,000. renewable line-of-credit with Wachovia Bank. The line-of-credit is secured by the personal guarantee of the company principal shareholders, William and Emily Lee. Interest  is payable monthly at a rate of 11.50% per annum. The total unused credit line available at December 31, 2004 is $938.

Technology Resources, Inc.

Notes to Financial Statements

December 31, 2004

(Continued)

NOTE D: INCOME TAXES
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting.  Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. During the year ended December 31, 2004, the Corporation utilized net operating loss carryforward in the amount of $25,442.  At December 31, 2004 remaining net operating loss carryforwards aggregated to a total of $23,752. which can be carried forward twenty years to offset future taxable income.

The provision for income taxes is made up of the following components:

   Current federal and state income taxes                                      $  2,879.

   Net operating loss carryback                                                         (2,879.)

   Deferred income taxes                                                                          0.

   Provision for income taxes                                                          $        0.

NOTE E –  EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of $.02 were calculated based on a net income (loss) numerator of $19,197. divided by a denominator of 1,000,000 shares of outstanding common stock.

F-1

(Outside Back Cover Page Prospectus)

Until __________, 2007 (nine months after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Technology Resources, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$100.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$25,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$2,000.00
Total	$41,100.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities1

Set forth below is information regarding the issuance and sales of Technology Resources, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no underwriter discounts or commissions were paid in connection with the sale of any securities.

The following securities of Technology Resources, Inc. were issued by TRI within the past three (3) years and were not registered under the Securities Act of 1933:

(a) During the third quarter of 2005 the Board of Directors authorized the sale of seventy-five thousand (75,000) additional shares of stock. The stock, sold to twenty-four (24) individuals, was issued from the authorized capital stock for additional paid-in-capital.

1On October 10, 2002, the Company filed an SB-2 seeking to register 5,000,000 shares stock in a primary offering and 500,000 shares of stock in the secondary offering.  The ‘500,000” was inaccurate, as it failed to reflect the change in par value and corresponding forward stock split provided for in Article III of the Amended and Restated Articles of Incorporation, adopted May 15, 2002 and attached to this registration statement as Exhibit 3.4.  The correct number of shares of stock should have been stated as 1,000,000 and was subsequently corrected in the first amended registration statement filed on March 26, 2003.  Accordingly, TRI’s subsequent SB-2s and amendments thereto accurately reflect the true stockholder position, which is now at 1,024,000 shares issued, outstanding and being registered by this registration statement.

There were no further sales from the total of seventy-five thousand authorized by the Board of Directors. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, William Lee. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, William Lee. Each individual is considered educated and informed concerning small investments, such as the $1.00 investment in our Company. Upon receipt of the executed subscription agreements the sale of any additional shares was closed by the Board of Directors.  Each purchaser has been sent a letter by our President William S. Lee setting forth all resale restrictions in the event a selling security holder wishes to sell their shares. Each individual who purchased shares during the first quarter of 2006 has been advised by the Company that they may not resell their shares for a minimum of one (1) year from the date of purchase or until the effectiveness of the registration statement.  They have been further advised by the Company that upon effectiveness they must comply with all the requirements in the prospectus for resale of their securities and any violation thereof could carry severe penalties

Name of Stockholder	Shares Received	Consideration	Date of Purchase
Kirk Counard	1000	$1.00 Check	02-20-06
Jerry Costello	1000	$1.00 Check	02-20-06
Tom Edwards	1000	$1.00 Check	02-20-06
Joan Edwards	1000	$1.00 Check	02-20-06
Caroline Czyz	1000	$1.00 Check	02-21-06
Robert Kennedy	1000	$1.00 Check	02-21-06
Nona Lamb	1000	$1.00 Check	02-21-06
David Lamb	1000	$1.00 Check	02-21-06
James Galloway	1000	$1.00 Check	02-21-06
Molly Galloway	1000	$1.00 Check	02-21-06
Dave Durham	1000	$1.00 Check	02-21-06
Richard George	1000	$1.00 Check	02-21-06
Jenny George	1000	$1.00 Check	02-21-06
Audrey Poli	1000	$1.00 Check	02-21-06
Joe Poli	1000	$1.00 Check	02-21-06
Bartlett Howard	1000	$1.00 Check	02-21-06
Davis Burritt	1000	$1.00 Check	02-22-06
Joe Fernandez	1000	$1.00 Check	02-22-06
Kim Fernandez	1000	$1.00 Check	02-22-06
Kim Hitchcock	1000	$1.00 Check	02-22-06
Linda Hitchcock	1000	$1.00 Check	02-22-06
Steven Lamb	1000	$1.00 Check	02-24-06
Jeffrey Osborn	1000	$1.00 Check	02-25-06
Steve Celuch	1000	$1.00 Check	03-26-06
Total:

Item 27. Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1*	Amended and Restated Articles of Incorporation
3.2*	By-Laws
3.3*	Original Articles of Incorporation
3.4*	Amended Articles of Incorporation
5.5	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
10.1*	Affinion Agreement
10.2*	Agent Logic Contract
10.3*	Booz Allen Hamilton Agreement
10.4*	Knightsbridge Contract
10.5*	Pacific Crest Agreement
10.6*	Pacific Crest Addendum
10.7*	Macro Solutions Agreement
10.8*	Macro Solutions Addendum
10.9*	Maki & Co. Agreement
10.10*	White Agreement
10.11*	Wachovia Line of Credit Agreement
15.1	Letter on unaudited interim financial information
23.5	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.
24.5	Power of Attorney (included in the signature page of this registration statement)
99.1*	Form Letter to Selling Security Holders
99.2*	Blank Fee Split Agreement
*Exhibit previously filed

Item 28. Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Harbor, State of Florida, on January 16, 2007.

(Registrant) Technology Resources, Inc.
By: /s/ William Lee
William Lee
President

 In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/William Lee	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	January 16, 2007
William Lee
/s/Laurel Lee Miller	Secretary/Director	January 16, 2007
Laurel Lee Miller
/s/Lou Maki	Treasurer/Director	January 16, 2007
Lou Maki